MOORE & ASSOCIATES, CHARTERED

            ACCOUNTANTS AND ADVISORS

                                PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10KSB of Mariposa Resources, Ltd, of our report dated September 7, 2007 on our audit of the financial statements of Mariposa Resources, Ltd as of June 30, 2007 and June 30, 2006, and the related statements of operations, stockholders' equity and cash flows from inception May 31, 2006 through June 30, 2007 and for the years then ended, and the reference to us under the caption "Experts."

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

September 27, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501